Filed Under Rule 424(b)(3), Registration Statement Nos. 333-92258 and 333-98743
Pricing Supplement No. 2 dated Monday, November 18, 2002
To Prospectus Dated September 13, 2002 and Prospectus Supplement Dated November 01, 2002

CUSIP Number	Principal Amount	Price to Public	Gross Concession	Net Proceeds	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking
12557WAD3	$42,554,000.00	100.000%	.400%	$42,383,784.00	4.950%	SEMI-ANNUAL	11/15/2004	05/15/2003	$23.93	YES	Senior Unsecured Notes
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: BMO Nesbitt Burns Corp., Charles Schwab & Co., Inc., Edward D. Jones & Co., L.P., Fidelity Capital Markets, a division of National Financial Services, LLC, RBC Capital Markets, Salomon Smith Barney, UBS PaineWebber Inc., Wachovia Securities

CUSIP Number	Principal Amount	Price to Public	Gross Concession	Net Proceeds	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking
12557WAE1	$26,842,000.00	100.000%	.750%	$26,640,685.00	5.400%	QUARTERLY	11/15/2006	02/15/2003	$12.60	YES	Senior Unsecured Notes
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: BMO Nesbitt Burns Corp., Charles Schwab & Co., Inc., Edward D. Jones & Co., L.P., Fidelity Capital Markets, a division of National Financial Services, LLC, RBC Capital Markets, Salomon Smith Barney, UBS PaineWebber Inc., Wachovia Securities

CUSIP Number	Principal Amount	Price to Public	Gross Concession	Net Proceeds	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking
12557WAF8	$92,354,000.00	100.000%	1.500%	$90,968,690.00	7.250%	SEMI-ANNUAL	11/15/2012	05/15/2003	$35.04	YES	Senior Unsecured Notes
Redemption Information: Callable at 100.000% on 11/15/2004 and every interest payment date thereafter.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: BMO Nesbitt Burns Corp., Charles Schwab & Co., Inc., Edward D. Jones & Co., L.P., Fidelity Capital Markets, a division of National Financial Services, LLC, RBC Capital Markets, Salomon Smith Barney, UBS PaineWebber Inc., Wachovia Securities

The CIT Internotes due 11/15/2012 will be subject to redemption at the option of CIT Group Inc., in whole or from time to time in part on the interest payment date occurring 11/15/2004 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the CIT InterNotes due 11/15/2012 plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus supplement.

CIT Group Inc. 1 CIT Drive Livingston, NJ 07039

Trade Date: Monday, November 18, 2002 @12:00 PM ET
Settle Date: Thursday, November 21, 2002
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0262 via BNY Clearing Services, LLC
Trustee: Bank One Trust Company, N.A.

If the maturity date, date of earlier redemption or repayment or an interest payment date for any note is not a business day (as term is defined in prospectus supplement), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue on the amount payable from, and after, the maturity date, date of earlier redemption or repayment or interest payment date.

InterNotes® is the service mark of INCAPITAL, LLC. All rights reserved.

CIT Group Inc. $2,000,000,000 CIT InterNotes